Exhibit 99.1

CONTACT:	J.D. McGraw, President
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Matt Kreps
Halliburton Investor Relations
+1 972 458 8000

Nova leases property from Port of Muskogee for Oklahoma biodiesel refinery

HOUSTON, TX — October 18th, 2006 — Nova Biosource Fuels, Inc. (OTC: NVAO) announced today that it has signed an agreement with Muskogee City-County Port Authority in Muskogee, Okla. to lease 28 acres in the Port of Muskogee Industrial Park for the construction of a 60 million- gallon-per-year biodiesel refinery.

The lease provides for an initial 10-year term, with up to three additional 10-year renewal terms, and allows Nova a four-month inspection period. Engineering and procurement for the Oklahoma facility has been initiated by Nova with respect to long lead-time items such as stainless steel and other important process equipment. Nova intends to commence the Oklahoma EPA permitting process shortly. Nova expects to begin construction after the permitting process is completed and financing is secured.

“We chose the Port of Muskogee because its easy access to the Arkansas and Mississippi Rivers allows us to transport biodiesel efficiently and economically,” said Kenneth T. Hern, Chairman and CEO of Nova. “The State of Oklahoma and the Muskogee City-County Port Authority have demonstrated their commitment to help ease America’s dependence upon foreign oil, and for a better environment, by supporting alternative fuel projects such as this. We look forward to working in partnership with them going forward.”

“We have recently had an overwhelming interest in biofuels production here at the Port,” said Scott Robinson, Port of Muskogee Director. “After evaluating the potential tenants, we have chosen Nova due to its environmentally safe process and sustainable economics.”

About the Port of Muskogee, Oklahoma
 The Port of Muskogee is a full-service facility that offers easy access to rail, truck and barge transportation. Its inland location along the McClelland-Kerr Navigational system allows freight to be transported to the Gulf Coast and around the world via the Arkansas and Mississippi Rivers.

About Nova Biosource Fuels, Inc.
Nova Biosource Fuels, Inc. is an energy company in the business of synthesizing and distributing renewable fuel products and related co-products. Nova’s initial focus will be to construct and operate two to four biodiesel refineries with production capacity of between 120 to 240 million gallons of biodiesel fuel on an annual basis. Nova’s business strategy for the next three years includes the construction of up to seven biodiesel refineries with production capacities ranging from 20 to 60 million gallons per year. All of Nova’s refineries will use its proprietary, patented process technology, which enables the use of a broader range of lower cost feed stocks. More information on Nova can be found at www.novabiosource.com.  Nova recently changed its name from Nova Oil, Inc. and previously used the trade name Nova Energy Holding, Inc.

Forward Looking Statements
This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Current Report on Form 8-K filed on April 3, 2006 and its Quarterly Report on Form 10-Q for the quarter ended July 31, 2006, which describes the risks and factors that may affect Nova’s business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.